Exhibit 99.1

Ingles Markets, Incorporated Reports Higher Sales and Income for Third Quarter and Nine Months of Fiscal 2014

ASHEVILLE, N.C.--(BUSINESS WIRE)--August 4, 2014--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported higher sales and net income for the three and nine months ended June 28, 2014 as compared with the three and nine months ended June 29, 2013. Third quarter net sales rose 4.7% to $978.3 million, an increase of $44.2 million over last year’s third quarter. Nine month sales rose 2.9% to $2.87 billion, compared with $2.79 billion for the prior year nine-month period. Net income totaled $13.8 million for the quarter and $33.8 million for the nine months ended June 28, 2014.

During last year’s June quarter, the Company incurred $43.1 million of pre-tax debt refinancing costs related to a comprehensive refinancing transaction. Including these costs, the Company incurred a net loss of $14.4 million for the June 2013 quarter and earned net income of $5.2 million for the nine months ended June 29, 2013. Fiscal year 2014 income before taxes increased over the prior year even after adding back last year’s debt costs.

Robert P. Ingle II, Chief Executive Officer, stated, “We are pleased with the growth of our sales and earnings for the third quarter and fiscal 2014 made possible by our hard-working associates achieving our long term goals.”

Third Quarter Results

Net sales increased by 4.7% to $978.3 million for the three months ended June 28, 2014, from $934.0 million for the three months ended June 29, 2013. Comparable store sales (excluding gasoline), including a positive impact of approximately 88 basis points from Easter shifting from the second quarter last year to the third quarter this year, increased 2.1%. The number of customer transactions (excluding gasoline) increased 0.3%, while the comparable average transaction size (excluding gasoline) increased 1.8% compared with the same quarter last year.

Gross profit for the June 2014 quarter was $215.2 million, 22.0% of sales. Excluding gasoline sales, grocery segment gross profit as a percentage of sales increased 20 basis points in the third quarter of fiscal 2014 compared with the same fiscal 2013 period.

Operating and administrative expenses for the June 2014 quarter totaled $182.7 million. Operating expenses as a percentage of sales (excluding gasoline) were 22.4% for both the June 2014 and June 2013 quarters.

Interest expense totaled $11.6 million for the three-month period ended June 28, 2014 compared with $16.0 million for the three-month period ended June 29, 2013. Total debt at the end of June 2014 was $909.3 million compared with $934.5 million at the end of June 2013.

Basic and diluted earnings per share for Class A Common Stock were $0.63 and $0.61, respectively, for the quarter ended June 28, 2014, compared to a loss of $0.62 per basic and diluted Class A share for the quarter ended June 29, 2013. Basic and diluted earnings per share for Class B Common Stock were each $0.57 for the quarter ended June 28, 2014, compared with a loss of $0.56 per basic and diluted Class B share for the quarter ended June 29, 2013.

Nine Months Results

Net sales increased $81.5 million to $2.87 billion for the nine months ended June 28, 2014, from $2.79 billion for the nine months ended June 29, 2013. Excluding gasoline sales, grocery segment comparable store sales increased 0.9% for the nine-month period.

Gross profit for the June 2014 nine-month period was $624.8 million, 21.8% of sales. Excluding gasoline sales, grocery segment gross profit as a percentage of sales increased 20 basis points for the nine months of fiscal 2014 compared with the same fiscal 2013 period.

Operating and administrative expenses for the June 2014 nine-month period totaled $538.6 million. Operating expenses as a percentage of sales (excluding gasoline) were 22.1% for both the June 2014 and June 2013 nine-month periods.

Interest expense totaled $35.0 million for the nine-month period ended June 28, 2014, compared with $47.3 million for the nine-month period ended June 29, 2013. Total debt at the end of June 2014 was $909.3 million compared with $934.5 million at the end of June 2013.

Basic and diluted earnings per share for Class A Common Stock were $1.54 and $1.49, respectively, for the nine months ended June 28, 2014, compared to $0.23 and $0.21, respectively, for the nine months ended June 29, 2013. Basic and diluted earnings per share for Class B Common Stock were each $1.40 for the nine months ended June 28, 2014, compared to $0.21 of basic and diluted earnings per share for the nine months ended June 29, 2013.

Capital expenditures for the June 2014 nine-month period totaled $72.6 million, compared with $76.8 million for the June 2013 nine-month period. Capital expenditures for fiscal 2014 are expected to be approximately $100 million to $120 million.

The Company currently has lines of credit totaling $175.0 million, all of which is currently available except for $10.9 million of issued but unused letters of credit at June 28, 2014. The Company believes its financial resources, including these lines of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2013 Form 10-K and 2014 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 201 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013

Net sales	$978,262	$934,015	$2,871,147	$2,789,687
Gross profit	215,151	210,653	624,781	617,504
Operating and administrative expenses	182,719	177,812	538,551	527,636
Gain from sale or disposal of assets	928	62	1,135	4,238
Income from operations	33,360	32,903	87,365	94,106
Other income, net	671	778	2,249	2,082
Interest expense	11,568	16,001	35,049	47,281
Loss on early extinguishment of debt	—	43,089	—	43,089
Income tax expense (benefit)	8,629	(10,985)	20,743	584
Net income (loss)	$13,834	$(14,424)	$33,822	$5,234

Basic earnings (loss) per common share – Class A	$0.63	$(0.62)	$1.54	$0.23
Diluted earnings (loss) per common share – Class A	$0.61	$(0.62)	$1.49	$0.21
Basic earnings (loss) per common share – Class B	$0.57	$(0.56)	$1.40	$0.21
Diluted earnings (loss) per common share – Class B	$0.57	$(0.56)	$1.40	$0.21

Additional selected information:
Depreciation and amortization expense	$24,731	$23,955	$72,845	$71,083
Rent expense	$3,495	$3,537	$10,722	$10,927

Condensed Consolidated Balance Sheets (Unaudited)

	June 28,	September 28,
	2014	2013
ASSETS
Cash and cash equivalents	$4,025	$16,844
Receivables-net	65,262	59,930
Inventories	337,084	329,691
Other current assets	15,207	28,075
Property and equipment-net	1,206,295	1,212,132
Other assets	26,433	22,656
TOTAL ASSETS	$1,654,306	$1,669,328

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$13,783	$18,957
Accounts payable, accrued expenses and current portion of other long-term liabilities	211,753	232,317
Deferred income taxes	71,261	86,082
Long-term debt	895,519	893,514
Other long-term liabilities	28,376	27,819
Total Liabilities	1,220,692	1,258,689
Stockholders' equity	433,614	410,639
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$1,654,306	$1,669,328

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer